Exhibit 10.1

NBC CAPITAL CORPORATION

2005 DEFERRED COMPENSATION PLAN

NBC CAPITAL CORPORATION

2005 DEFERRED COMPENSATION PLAN

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ARTICLE IX - SHORT TERM DEFERRALS; HARDSHIP WITHDRAWALS; OTHER DISTRIBUTIONS	9
Short-Term Deferrals	9
Hardship Withdrawals	9
Benefits Payable on Termination for Cause	10
Early Payments	11
Disability	11

ARTICLE X - PLAN ADMINISTRATION	11
Powers	11
Payments	11
Delegation of Administrative Authority	12
Claims	12

ARTICLE XI - PARTICIPANTS’ RIGHTS	13
Spendthrift Provision	13
No Continued Employment	13
Offset	13
Obligation for Benefit Payments	13
Taxes	13
Company’s Protection	13

ARTICLE XII - MISCELLANEOUS	14
Termination of Plan	14
Funding	14
Inurement	14
No Effect on Other Benefits	14
Amendment and Modification	15
Governing Law	15

EXHIBIT A - Participating Affiliates	16

EXHIBIT B - Investment Policy	17

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NBC CAPITAL CORPORATION

2005 DEFERRED COMPENSATION PLAN

NBC Capital Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), hereby adopts this 2005 Deferred Compensation Plan, to be effective with respect to remuneration payable for services rendered on or after January 1, 2005 (the “Plan”).

ARTICLE I

PURPOSE

The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its Affiliates (as defined below), within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan under ERISA and is not intended to be subject to the provisions of Parts 2, 3, and 4 of Title I of ERISA. In accordance with such intent, any obligation of the Company or its Affiliates to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined below) or Beneficiary (as defined below) to enforce such obligation shall be solely as a general creditor of the Company. The Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

DEFINITIONS

2.1 Affiliate means any corporation or other form of entity of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests, provided that such entity is designated by the Committee as a participating entity hereunder. The Affiliates designated as participating entities hereunder are set forth on Exhibit A hereto, as the same may be amended from time to time.

2.2 Beneficiary means the person, persons, entity or entities designated by a Participant in accordance with Section 8.1 hereof to receive death benefits hereunder.

2.3 Benefit Commencement Date means the date on which a Participant’s Retirement Benefit is paid or first commences. The Initial Benefit Commencement Date shall mean the first business day of the calendar month that coincides with or immediately follows the sixth month after a Participant’s employment with the Company and its Affiliates ceases, for any reason. Such initial date may be modified by a Participant on Schedule A hereto in accordance with the provisions of Section 7.5 hereof.

2.4 Board or Board of Directors means the Board of Directors of the Company.

2.5 Bonus means an amount payable to a Participant under a separate plan, policy, or program maintained by the Company or an Affiliate. Incentive Bonus means a Bonus that satisfies the requirements imposed under Code Section 409A and is designated as such by the Committee.

2.6 Change in Control shall have the meaning ascribed to such term in the NBC Capital Corporation 2001 Long-Term Incentive Compensation Plan, subject to any limitations or modifications imposed under Code Section 409A. The Committee shall determine whether a Change in Control has occurred hereunder and the date of such change.

2.7 Committee means the administrator of this Plan; the Compensation Committee of the Board shall act as the Committee hereunder.

2.8 Company Contributions means the amount credited to a Participant’s Deferred Benefit Account, if any, in accordance with Section 5.1 hereof.

2.9 Compensation means the base salary and any commission paid by the Company or an Affiliate to a Participant for services to be rendered during a calendar year, but determined before reduction for compensation deferred pursuant to this Plan or any other plan of deferred compensation maintained by the Company or an Affiliate, including any such plan maintained in accordance with Code Section 401(k) or Code Section 125. For this purpose, Compensation shall not include the amount of any long-term disability benefit or any form of retirement or deferred compensation payment distributed from a plan or arrangement sponsored by the Company or an Affiliate or any form of severance benefit paid by the Company or an Affiliate.

2.10 Deferred Benefit Account or Account means one or more accounts maintained on the books of the Company with respect to each Participant hereunder.

2.11 Determination Date means the Annual Determination Date and such other dates as may be designated, from time to time, by the Committee. Annual Determination Date means the last day of the Plan Year. The designation of such Determination Dates need not be uniform as to all Deferred Benefit Accounts maintained hereunder.

2.12 Disabled or Disability means that a Participant has, as a result of a medically determinable physical or mental impairment, which is expected to result in death or to last at least 12 months, been receiving income replacement benefits for a period of not less than three months under a separate long-term disability plan or policy maintained by the Company or an Affiliate.

2.13 Financial Hardship means the occurrence of a severe financial hardship; such hardship shall be attributable to a sudden and unexpected illness or accident of the Participant or his or her spouse or dependents, the loss of property by the Participant, or similar extraordinary and unforeseeable circumstances beyond the control of a Participant.

2.14 Participant means an executive officer, manager, or other key employee of the Company or an Affiliate, each of whom is designated in accordance with Article III hereof.

2.15 Plan means this 2005 Deferred Compensation Plan, as may be amended, restated, or replaced from time to time.

2.16 Plan Year means the 12-month period beginning each January 1st and ending each December 31st.

2.17 Retirement Benefit means a benefit payable as of a Participant’s Benefit Commencement Date in accordance with Article VII hereof.

2.18 Schedule A means one or more written schedules that provide for (a) the deferral of a Participant’s Compensation and/or Bonus hereunder, (b) the designation of a Benefit Commencement Date, and/or (c) an election as to a form of benefit payment.

2.19 Short-Term Deferral means the deferral of a Participant’s Compensation or Bonus for a designated period of not less than 24 months, measured from the last day of the Plan Year with respect to which such Compensation or Bonus is payable.

2.20 Other Definitions. The following terms shall have the meanings ascribed below: “Adverse Determination” is defined in Section 9.4 hereof; and “Cause” is defined in Section 9.3 hereof.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Participants hereunder shall be executive officers, managers, and other key employees of the Company or an Affiliate, who may be designated individually or by groups or categories, in the discretion of the Committee. The Committee shall notify each executive officer, manager, or other key employee of his or her eligibility to participate in this Plan. Participation shall commence upon the execution of a Schedule A or similar agreement as provided herein.

ARTICLE IV

DEFERRALS

4.1 Deferral of Compensation. A Participant shall be entitled to elect to defer an amount not to exceed 25% of his or her Compensation in accordance with the following rules:

a.	During the 30-day period immediately following receipt of an initial notice of participation in accordance with Article III hereof; such election shall be effective with respect to Compensation payable for services performed after such election is received and accepted by the Committee; and

b.	During the 30-day period immediately preceding the first day of each Plan Year (or such shorter period permitted by the Committee); such election shall be effective with respect to Compensation payable for services rendered during such Plan Year.

4.2 Deferral of Bonus. A Participant shall be entitled to elect to defer up to 100% of his or her Bonus pursuant to a separate election on Schedule A hereto, subject to the following rules:

a.	Subject to the approval of the Committee, during the 30-day period immediately following receipt of an initial notice of participation in accordance with Article III hereof; or

b.	At the time prescribed under Section 4.1b hereof.

As to an Incentive Bonus, a Participant shall be entitled to elect to defer up to 100% of such Bonus not later than the date that is at least six months prior to the date on which the performance or similar period applicable to such Bonus expires or during such other election period as may be designated by the Committee.

4.3 Short-Term Deferrals. A Participant may designate all or a portion of any Compensation or Bonus deferred hereunder as a Short-Term Deferral at the time or times prescribed under Section 4.1 or 4.2 hereof, as the case may be, subject to the following additional rules:

a.	A Participant’s designation of Compensation or Bonus defined hereunder as a Short-Term Deferral shall be irrevocable; and

b.	A Participant shall designate the deferral period with respect to such amount on Schedule A hereto, which period shall not be less than 24 months, measured from the last day of the Plan Year with respect to the initial year in which Compensation or Bonus is otherwise payable; the designation of such deferral period shall be irrevocable.

4.4 Form of Deferral Election. An election to defer Compensation or Bonus hereunder shall be made, in writing, and shall be irrevocable during the Plan Year with respect to which the election relates or such longer period as may be designated by the Committee. An election to defer Compensation hereunder shall remain in effect during the Plan Year following the year in which the election is made in accordance with the provisions of Sections 4.1 and 4.2 hereof. An election to defer a Bonus hereunder shall relate to the Bonus specified in the affected Schedule A.

4.5 Authority of the Committee. The Committee, in its discretion, may further limit the amount of Compensation or Bonus subject to deferral hereunder, may prescribe a minimum deferral amount, may designate additional forms of remuneration for deferral under the Plan, may permit multiple Benefit Commencement Dates or forms of payment with respect to amounts deferred hereunder, and may adopt such additional procedures as the Committee deems necessary or appropriate.

ARTICLE V

COMPANY CONTRIBUTIONS

5.1 Company Contributions. The Committee, in its sole discretion, may credit an additional amount to the Deferred Benefit Account of any Participant hereunder. Any such contribution need not be uniform with respect to all Participants, but may be made with respect to any Participant or group of Participants in such amounts and at such times as may be designated by the Committee.

5.2 Vesting. The Committee, in its discretion, may establish a vesting schedule with respect to any Company Contribution hereunder (including earnings, gains or losses allocable to such amount). The Committee shall provide written notice of any such schedule to each affected Participant; any such schedule need not be uniform with respect to all affected Participants or each Company Contribution hereunder.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF DEFERRED BENEFIT ACCOUNTS

6.1 Establishment of Accounts. The Company shall establish and maintain one or more Deferred Benefit Accounts, which shall be credited with a Participant’s Compensation or Bonus deferred and Company Contributions made hereunder. A Deferred Benefit Account may be administered as one or more subaccounts to facilitate (a) the maintenance of any vesting schedule imposed hereunder, (b) the administration of Short-Term Deferrals, (c) the administration of a particular method of crediting income, gain, or losses, (d) the administration of a particular method or time of payment, (e) the payment of installments, or (f) for such other purpose as the Committee may deem necessary or appropriate.

6.2 Status of Accounts. An Account established hereunder shall be a bookkeeping entry only. The establishment and maintenance of any such account shall not be deemed to create a trust or other form of fiduciary relationship between the Company (or an Affiliate) and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Company (or of any Affiliate).

6.3 Investment Policy. The Committee shall establish an investment policy with respect to amounts credited to Accounts maintained hereunder, which policy shall be attached hereto as Exhibit B. Such policy may provide for the aggregation and investment of all Accounts, for the investment of such accounts in accordance with the specifications of each Participant or for a combination thereof. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Accounts maintained hereunder.

If the Committee determines that the Accounts shall be aggregated for investment purposes, the Committee, in its discretion, shall direct the manner in which gain or loss is determined hereunder. The exercise of such discretion may include, but shall not be limited to, the appointment of an investment advisor or discretionary trustee to direct the investment and reinvestment of amounts credited to the Accounts.

If the Committee permits Participants to provide investment specifications with respect to Accounts maintained hereunder, such specifications shall be deemed to be advisory only and shall not bind the Company, an Affiliate, or the Committee to acquire any specific property or to invest the assets of any trust established in connection with this Plan in accordance therewith. Such specifications shall relate to investment in the types of property, including open or closed end mutual funds, common or collective funds or other pooled or collective accounts, as may be designated, from time to time, by the Committee. The Committee shall adopt rules governing investment specifications hereunder, including, without limitation (a) the increments in which such specifications shall be expressed, (b) the time or times at which changes can be made, (c) distinctions between the investment of prospective contributions and existing balances, and (d) such other procedures as the Committee may determine are necessary or appropriate. Such rules need not be uniform as to all Participants and may be expressed in the form of written procedures or informally, as administrative practices.

If a Participant ceases to be an employee of the Company or an Affiliate for any reason, the Committee, in its sole discretion, may direct that gain or loss credited to such Participant’s Accounts be determined with respect to one or more investments designated by the Committee or may permit such Participant or Beneficiary to continue to specify the investments in which his or her Accounts are deemed to be invested. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Participants.

6.4 Accounting. As of each Determination Date, a Participant’s Accounts or subaccounts, as the case may be, shall be adjusted as follows:

a.	There shall be credited to each Deferred Benefit Account maintained hereunder the amount of any Compensation or Bonus deferred since the prior Determination Date.

b.	Any Company Contributions since the immediately preceding Determination Date shall be credited to each affected Participant’s Deferred Benefit Account.

c.	Income, gain, or loss shall be credited (or charged) to the Participant’s Accounts for the period since the immediately preceding Determination Date.

d.	The Participant’s Accounts shall be reduced by any payment or other form of distribution made since the immediately preceding Determination Date.

6.5 Valuation Notice. At least as frequently as each Annual Determination Date, the Committee (or its designee) shall furnish each Participant with a valuation notice, which shall include the amounts credited to the Participant’s Accounts and the income, gains, or losses allocated to such Accounts since the immediately preceding Determination Date.

ARTICLE VII

RETIREMENT BENEFITS

7.1 Payment Procedures. Unless a Participant completes a Schedule A in accordance with the provisions of Section 7.5 hereof and such election becomes effective, his or her Retirement Benefit shall be distributed in the form of a single-sum payment as of his or her Initial Benefit Commencement Date.

7.2 Alternative Forms of Distribution. A Participant shall be entitled to elect to receive his or her Retirement Benefit in the form of substantially equal annual installment payments for a period designated by such Participant, but not in excess of ten consecutive years; such installments shall commence as of the Participant’s Benefit Commencement Date and shall be paid on the first business day of each February thereafter. Any such election shall be subject to the provisions of Section 7.5 hereof. Except as to Short-Term Deferrals or as may be otherwise permitted by the Committee, any such election shall apply to the aggregate amount credited to a Participant’s Accounts.

7.3 Alternative Benefit Commencement Date. Except as to a Short-Term Deferral, a Participant shall be entitled to designate a Benefit Commencement Date on Schedule A, subject to the provisions of Section 7.5 hereof. Unless otherwise permitted by the Committee, any such designation shall apply to the aggregate amount credited to his or her Accounts.

7.4 Amount of Retirement Benefit. The amount of a Participant’s Retirement Benefit hereunder shall equal the vested amount credited to such Participant’s Accounts, determined in accordance with the following rules:

a.	If such benefit is paid in the form of a single-sum, such benefit shall equal the aggregate vested amount credited to such Participant’s Accounts as of the Determination Date that corresponds to or immediately follows such Participant’s Benefit Commencement Date.

b.	If such benefit is paid in the form of installments, the amount of each annual installment shall equal the vested value of the Participant’s Accounts as of the Annual Determination Date that coincides with or immediately precedes the payment date multiplied by a fraction (i) the numerator of which is one, and (ii) the denominator of which is the number of annual installments then remaining to be paid pursuant to the Participant’s election. During the installment period, the Participant’s Accounts shall be credited with income, gain, or loss in accordance with the provisions of Article VI hereof. To facilitate installment distribution hereunder, each Participant’s deemed investments shall be liquidated on a pro rata basis, unless the Committee provides otherwise.

c.	If a Participant has elected to defer his or her Bonus with respect to the year in which his or her Benefit Commencement Date occurs, the principal amount of such Bonus shall be (i) paid in the form of a single-sum as of the Determination Date that coincides with or immediately follows the date on which the Bonus is credited to the Participant’s Deferred Benefit Account hereunder, or (ii) added to such Participant’s Deferred Benefit Account and administered in accordance with subparagraph (b) hereof.

7.5 Schedule A. A Participant shall be entitled to modify the time and/or manner of payment prescribed under Section 7.1 hereof, from time to time, subject to the following:

a.	Any such election shall be effective no earlier than 12 months following the date on which it is received and accepted by the Committee;

b.	Any such election shall designate a Benefit Commencement Date that is not less than five years after the Benefit Commencement Date then in effect;

c.	If any such schedule modified a Benefit Commencement Date previously designated by such Participant, such modification shall be made not less than 12 months after the Benefit Commencement Date then in effect; and

d.	Except as may be permitted under Article IX hereof, any such election as to the manner of payment shall not result in the acceleration of payments hereunder.

7.6 Small Benefit. If the aggregate value of a Participant’s Accounts is $10,000 or less, determined as of such Participant’s Initial Benefit Commencement Date, the Committee shall distribute such amount to such Participant in the form of a single-sum payment as of such date.

ARTICLE VIII

DEATH BENEFITS

8.1 Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee. If a Participant fails to designate a Beneficiary or if a Participant’s designation cannot be administered, any death benefit payable hereunder shall be paid:

a.	First to the Participant’s spouse, if he or she survives the Participant;

b.	Second, to the Participant’s children, in equal shares, if the Participant is not survived by a spouse; or

c.	Third, to the Participant’s estate, if the Participant is not survived by a spouse or children.

8.2 Participant’s Death Before Benefit Commencement Date. If a Participant dies before his or her Benefit Commencement Date, the Participant’s Beneficiary shall be paid a death benefit in the form of five substantially equal annual installment payments, such payments to commence as of the first business day of the calendar month that is at least six months after the date of the Participant’s death. The amount of such benefit shall equal the vested balance of the deceased Participant’s Accounts, determined as of the Determination Date that coincides with or immediately precedes the date on which distribution commences.

The amount of each annual installment shall equal the vested amount allocated to the deceased Participant’s Accounts as of the Determination Date immediately preceding payment, multiplied by a fraction (a) the numerator of which is one, and (b) the denominator of which is the number of annual installments remaining to be paid. During the installment period, the deceased Participant’s Accounts shall be credited with income, gain, or loss in accordance with the provisions of Article VI hereof. To facilitate payment hereunder, investments shall be deemed liquidated on a pro rata basis, unless the Committee provides otherwise.

Notwithstanding the foregoing, if the value of a death benefit payable hereunder is $10,000 or less, then the Committee shall distribute the vested portion to the Participant’s Beneficiary or Beneficiaries in the form of a single-sum payment on the first business day of the calendar month that coincides with or immediately follows the sixth month after the Participant’s death, and no additional benefit shall be payable under this Plan with respect to such Participant.

8.3 Participant’s Death After Benefit Commencement Date. If a Participant dies after his or her Benefit Commencement Date, the Company shall pay to the Participant’s Beneficiary the remaining benefit, if any, that would otherwise be payable to the deceased Participant, determined in accordance with the terms of Article VII hereof.

8.4 Death of Beneficiary. In the event of the death of a Beneficiary, the remaining benefit to which such Beneficiary was entitled at the time of such Beneficiary’s death, if any, shall be payable to the beneficiary or beneficiaries designated in writing, by such Beneficiary on a form submitted by such Beneficiary to the Committee (or such benefits shall be payable to the Beneficiary’s estate if the Beneficiary fails to designate a beneficiary or beneficiaries).

ARTICLE IX

SHORT TERM DEFERRALS; HARDSHIP

WITHDRAWALS; OTHER DISTRIBUTIONS

9.1 Short-Term Deferrals. Notwithstanding any provision of this Plan to the contrary, the amount of a Participant’s Short-Term Deferral (as adjusted for income, gain, or loss) shall be distributed in the form of a single-sum payment as of the Determination Date that coincides with or immediately follows the Benefit Commencement Date designated by such Participant on his or her Schedule A.

9.2 Hardship Withdrawals. If a Participant experiences a Financial Hardship, such Participant shall receive all or a portion of his or her Accounts in the form of an immediate single-sum payment, subject to the limitations set forth below:

a.	A request for withdrawal shall be made, in writing, and shall set forth the circumstances surrounding the Financial Hardship. As a condition of and part of such request, the Participant shall provide to the Committee his or her written representation that (i) the hardship cannot be relieved by insurance or other reimbursement reasonably available to the Participant, (ii) the hardship can only be relieved by liquidation of the Participant’s assets and any such liquidation would itself result in severe damage or injury to the Participant, and (iii) the Participant has no reasonable borrowing capacity to relieve the hardship. The Committee shall be entitled to request such additional information as may be reasonably required to determine whether a Financial Hardship exists and the amount of the hardship and to establish additional conditions precedent to the review or granting of a request for a withdrawal on account of a Financial Hardship.

b.	If the Committee determines that a Financial Hardship exists, the Committee shall authorize the immediate withdrawal of an amount required to meet the financial need created by such hardship, including any taxes payable on account of such withdrawal.

9.3 Benefits Payable on Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, if a Participant’s employment with the Company or any Affiliate is terminated for Cause, the Participant’s participation in this Plan shall be terminated and the Participant shall not be entitled to any form of benefit hereunder; provided, however, that the Participant shall be paid the principal amount of such Participant’s Compensation and/or Bonus deferred hereunder, as adjusted for earnings or losses, (but not Company Contributions or the earnings or losses thereon), in the form of a single-sum payment on his or her Initial Benefit Commencement Date.

For purposes of this Section 9.3 and unless otherwise defined in a separate employment or similar agreement between the Company (or an Affiliate) and a Participant, the term “Cause” means that a Participant has:

a.	Committed an intentional act of fraud, embezzlement, or theft in the course of his or her employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

b.	Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of confidential information which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation; or

c.	Intentionally refused to perform the material duties of his or her position.

No act or failure to act on the part of the Participant will be deemed “intentional” if due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company (or an Affiliate). The Committee (or its designee) shall determine in its sole and absolute discretion whether termination for Cause has occurred hereunder.

9.4 Early Payments. Notwithstanding any provision of this Plan to the contrary, the Committee shall direct the distribution to any Participant in the form of an immediate single-sum payment all or any portion of the amount then credited to a Participant’s affected Deferred Benefit Account if an Adverse Determination is made with respect to such Participant. For this purpose, the term “Adverse Determination” shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, a Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan before it is otherwise to be paid hereunder.

9.5 Disability. If a Participant becomes Disabled, he or she shall receive a distribution of the vested amount credited to his or her Account in the form of two substantially equal annual installments, the first such installment to be paid no earlier than 90 days after the Committee determines that the Participant is Disabled and the subsequent installment paid at the time prescribed under Section 7.4(b) hereof.

9.6 Change in Control. Upon the occurrence of a Change in Control, a Participant shall receive an immediate distribution of the vested amount credited to his or her Accounts in the form of a single sum payment.

ARTICLE X

PLAN ADMINISTRATION

10.1 Powers. This Plan and all matters related thereto shall be administered by the Committee. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination of benefits hereunder, and the interpretation of any form or other document related to this Plan. In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, to instruct any trustee as to the investment of any asset held for the purposes described in Section 12.2, hereof, and to correct any defect, supply any omission, or reconcile any inconsistency in this Plan.

Any determination by the Committee need not be uniform as to all or any Participant hereunder. Any such determination shall be conclusive and binding on all persons. The Committee shall engage the services of such independent actuaries, accountants, attorneys, and other administrative personnel as it deems necessary to administer the Plan.

10.2 Payments. The Committee shall have the power and authority to finally determine the time and amount of any distribution or withdrawal hereunder, subject to the provisions of this Plan and each Participant’s Schedule A. The Committee shall direct the trustee of any trust established pursuant to Section 12.2, hereof, in writing, as to any such distribution or withdrawal.

10.3 Delegation of Administrative Authority. The Committee may delegate to one or more officers or employees of the Company such power and authority as may be reasonably necessary to perform ministerial functions under the Plan and to provide for the administration of Accounts established hereunder.

10.4 Claims. If a Participant (or Beneficiary) believes a benefit or distribution is due under the Plan, he or she may request the distribution of such benefit, in writing, on forms acceptable to the Committee. At such time, the Participant (or Beneficiary) will be given the information and materials necessary to complete any request for the distribution of a benefit.

If the request for distribution or withdrawal is disputed or denied by the Committee, the following action shall be taken:

a.	First, the Participant (or the Beneficiary) will be notified, in writing, of the dispute or denial as soon as possible after receipt of the request for a distribution. Typically, the Participant will be notified within 90 days after the Committee receives his or her claims unless the Committee determines that special circumstances require additional time. The Participant will be notified in writing if an extension is necessary, and the notice of response will be due no more than 180 days from initial submission of the claim.

b.	Second, the Participant (or the Beneficiary) shall be entitled to full review of his or her request for a distribution. A Participant (or Beneficiary) desiring a review of the dispute or denial must request such a review, in writing, not later than 60 days after the notification of the dispute or denial is received. During the review, the Participant (or the Beneficiary) may be represented and will have the right to inspect all documents pertaining to the dispute or denial.

c.	The Committee shall render its decision within 60 days after receipt of the request for the review. In the event special circumstances require an extension of time, the Committee shall notify the Participant (or Beneficiary), in writing, and the decision shall be rendered no later than 120 days after the receipt of the request.

Any decision by the by the Committee shall be made in writing and shall include the following information:

a.	The specific reasons for the action taken;

b.	Specific reference to the provisions of the Plan upon which the decision is based;

c.	If the Participant is entitled to an appeal of such decision, a description of any additional information necessary to present such appeal and an explanation of the appeal procedures.

ARTICLE XI

PARTICIPANTS’ RIGHTS

11.1 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony, or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.

11.2 No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation in this Plan.

11.3 Offset. If, at the time of any distribution hereunder, a Participant or his or her Beneficiary is indebted to the Company or any Affiliate, then any distribution to be made to the Participant, his or her Beneficiary or both, may, at the discretion of the Committee, be reduced by the amount of such indebtedness.

11.4 Obligation for Benefit Payments. Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Company or the Affiliate who is the employer of a Participant hereunder. In the event the Company or such Affiliate designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Company or Affiliate, such deficiency shall be paid by the Affiliate or the Company, as the case may be.

11.5 Taxes. The Company or an Affiliate or any third-party payor shall withhold from the payment benefits hereunder any amount required to be withheld under applicable federal or state tax laws.

11.6 Company’s Protection. By execution of a Schedule A, each Participant shall be deemed to have agreed to cooperate with the Company and its Affiliates by furnishing any and all information reasonably requested by the Committee in order to facilitate the payment of benefits hereunder, including, without limitation, the taking of such physical examinations as the Company or the Committee may deem necessary and taking such other action as may reasonably be requested by the Company or the Committee. If a Participant refuses to cooperate, is uninsurable or is insurable at other than standard rates, the Committee, in its sole discretion, may determine that the Participant is ineligible to participate hereunder. Upon any such determination, the Participant shall be entitled to the return of the principal amount of his or her deferrals.

If insurance on the life of any Participant is obtained and such Participant commits suicide during the two-year period beginning on the date of his or her participation in this Plan or if a Participant hereunder makes any material misstatement of information or nondisclosure of medical history, the Committee, in its sole discretion, may terminate the participation of any such Participant hereunder. Upon any such termination, the Participant shall be entitled to the return of the principal amount of his or her deferrals hereunder.

ARTICLE XII

MISCELLANEOUS

12.1 Termination of Plan. The Board of Directors shall have the right, at any time, to terminate this Plan. The Board shall provide written notice of such termination to each Participant hereunder. As of the effective date of the termination hereunder:

a.	All deferrals hereunder shall cease;

b.	Amounts then credited to a Participant’s Deferred Benefit Account shall continue to be invested in accordance with Section 6.3 hereof; and

c.	Distribution of a Participant’s Accounts shall be made at the time and in the manner prescribed under Articles VII and VIII hereof.

12.2 Funding. The Company may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts or property to be added to the trust on behalf of the Company or an Affiliate. The property comprising the assets of such trust, including any insurance policy on the life of a Participant purchased by such trust or contributed to such trust by the Company or an Affiliate, shall at all times remain the property of such trust. The trustee of such trust shall distribute the assets comprising such trust in accordance with the provisions and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of such trust to or for the benefit of the Company or any Affiliate, except as provided in the trust agreement.

No Participant or Beneficiary shall have the right to, or claim under or against, any insurance policy on the life of the Participant obtained by the Company or an Affiliate or any asset held in trust to help defray the cost incurred in providing benefits under this Plan. Any such policy or other property shall be, and remain, a general, unpledged asset of the Company or an Affiliate or the trust, as the case may be.

12.3 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Company and each Participant hereto and their respective heirs, executors, administrators, successors, and assigns.

12.4 No Effect on Other Benefits. Any compensation paid or benefits provided to a Participant shall be in addition to, and not in lieu of, the benefits provided to such Participant under this Plan. Nothing in this Plan shall be construed as limiting, varying, or reducing the provision of any benefit available to a Participant, such Participant’s estate, or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan, or any other form of agreement or arrangement between the Company and/or an Affiliate and a Participant.

12.5 Amendment and Modification. The Board of Directors of the Company may amend this Plan, in its discretion. In addition, the Committee shall possess the authority to amend the Plan, any Schedule A executed in connection with the Plan or any ancillary form or document related to the Plan, to facilitate its administration, to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, or otherwise to comply or make consistent with applicable law.

Any amendment that adversely affects the amount then credited to a Participant’s Accounts shall be effective only with the written consent of each such Participant. Notwithstanding the foregoing, however, the consent of any Participant or Beneficiary shall not be required if the Board of Directors or the Committee, as the case may be, reasonably determines that an amendment or modification is necessary to ensure that amounts credited to a Participant’s Accounts are not subject to Federal income taxation until withdrawn or distributed or to ensure that the Plan is deemed to be unfunded or maintained for the benefit of a select group of management employees within the meaning of ERISA.

12.6 Governing Law. This Plan is governed by the internal laws of the State of Mississippi, in all respects, including matters of construction, validity and performance.

THIS PLAN was approved by the Board of Directors of NBC Capital Corporation, to be effective as of the date first set forth above, and is hereby executed on December 3, 2004.

NBC CAPITAL CORPORATION

By:	/s/ Lewis F. Mallroy, Jr.
Its:	Chairman and Chief Executive Officer

NBC CAPITAL CORPORATION

2005 DEFERRED COMPENSATION PLAN

EXHIBIT A

PARTICIPATING AFFILIATES

Employees of the following Affiliates of the Company shall be eligible to participate in the Plan, when designated in accordance with Article III thereof:

Affiliate	Federal Tax ID Number
National Bank of Commerce	64-0156695
Galloway-Chandler-McKinney Insurance Agency, Inc.	64-0908703
NBC Insurance Services of Alabama, Inc.	63-1224394
First National Finance Company	64-0799232
NBC Service Corporation	64-0770186
Enterprise National Bank	62-1382063

NBC CAPITAL CORPORATION

2005 DEFERRED COMPENSATION PLAN

EXHIBIT B

INVESTMENT POLICY

1. Purpose:

This Investment Policy (the “Policy”) is intended to form a part of the NBC Capital Corporation 2005 Deferred Compensation Plan (the “Plan”) and to be deemed incorporated therein by this reference. This Investment Policy is adopted by the Committee pursuant to the power and authority granted to it under Section 6.3 of the Plan. Capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2. Investment Specifications:

Each Participant shall be permitted to provide advisory investment specifications to the Committee or its designee with respect to the investment and reinvestment of amounts credited to his or her Accounts, from time to time. Such investment specifications shall provide for investment in one or more of the following:

a.	Goldman Sachs Growth Opportunity (GGOIX)

b.	Fidelity Advisor International Capital Appreciation (FCPIX)

c.	Goldman Sachs Mid-Cap Value (GSMCX)

d.	Goldman Sachs Small- Cap Value (GSSIX)

e.	Oakmark International Equity (OAKIX)

f.	Vanguard Explorer (VEXRX)

g.	Federated Municipal Ultrashort (FMUSX)

h.	Goldman Sachs Short-Term Government (GSTGX)

i.	PBHG Large Capital Growth (PBHLX)

j.	SEI Large Cap Value (TRMVX)

k.	SEI S & P 500 Index (TRQIX)

l.	NBC Money Market Fund

Investment specifications provided by a Participant hereunder shall be made in the following form:

a.	Investment specifications shall be separately stated with respect to prospective contributions and existing account balances.

b.	Investment specifications shall be made in writing and delivered to the Committee or its designee.

Investment specifications shall be effective not later than one business day after receipt by the Committee or its designee provided that any investment in a common or collective investment offered by the Trustee shall be made on a monthly basis and any other investment with a time restriction or delay shall be made as soon as administratively practicable.

3. Authority of the Committee:

In addition to any power and authority granted to it under the Plan, the Committee or its designee shall possess the authority to increase or decrease the number of investment alternatives available hereunder, substitute, add or remove any investment alternative available hereunder or restrict the person or persons with respect to whom an investment alternative may be available. Such power and authority need no be uniformly exercised as to all Participants in the Plan. The Committee may establish additional investment policies and procedures with respect to investment specifications or amend this policy, in its discretion, from time to time.

/s/ Lewis F. Mallory, Jr.
Authorized Representative of the Committee

Date: December 3, 2004